For Immediate Release

CONTACT: WILLING L. BIDDLE, CHIEF OPERATING OFFICER
         JAMES R. MOORE, CHIEF FINANCIAL OFFICER
         URSTADT BIDDLE PROPERTIES INC.
         (203) 863-8200

                     URSTADT BIDDLE PROPERTIES INC. REPORTS
               FINANCIAL RESULTS FOR THIRD QUARTER OF FISCAL 2004

         GREENWICH, CONNECTICUT, September 9, 2004 - Urstadt Biddle Properties Inc. (NYSE:UBA and UBP), a real estate investment trust, today announced its financial results for the three months and nine months ended July 31, 2004.

Net income applicable to Common and Class A Common stockholders for the quarter was $4,154,000 or $0.15 per diluted Common share and $0.17 per diluted Class A Common share, compared to $4,527,000, or $0.17 per diluted Common share and $0.19 per diluted Class A Common share in the corresponding three month period last year. Funds from operations (diluted) "FFO" for the quarter ended July 31, 2004 was $7,074,000 or $0.26 per diluted Common share and $0.28 per diluted Class A Common share compared to $7,283,000 or $0.27 per diluted Common share and $.30 per diluted Class A Common share in the third quarter of fiscal 2003.

For the nine months ended July 31, 2004, net income applicable to Common and Class A Common stockholders was $13,917,000 or $0.52 per diluted Common share and $0.57 per diluted Class A Common share compared to $12,920,000 or $0.48 per diluted Common share and $0.54 per diluted Class A Common share for the same period last year. FFO for the nine months ended July 31, 2004 increased to $22,514,000 or $0.82 per Common share and $0.90 per Class A Common share from $20,792,000 or $0.76 per diluted Common share and $0.84 per diluted Class A Common share for the same period in fiscal 2003.

A reconciliation of FFO to net income applicable to Common and Class A Common stockholders, the GAAP measure the Company believes to be the most directly comparable, is in the financial tables accompanying this press release.

At the end of the third quarter, the gross leasable area (GLA) of the Company's core properties were approximately 98% leased, an increase of approximately 1% since the beginning of the fiscal year and unchanged since the second quarter of 2004. The Company leased or renewed 236,000 square feet of space in the first nine months of the year.

Commenting on the quarter's results, Willing L. Biddle, President and Chief Operating Officer of UBP, said "We continue to improve the quality of our shopping center portfolio through aggressive leasing and management of our properties. Demand for retail space is strong in our markets, however we continue to be challenged by vacancies in our non-core office property in Southfield, Michigan caused by a weak office leasing market."

During the third quarter of 2004, the Company acquired four properties totaling 38,000 square feet at an aggregate cost of approximately $11 million and assumed $4.7 million in mortgage loans in connection with the acquisitions. In September 2004, the Company entered into a contract to purchase a shopping center containing approximately 250,000 square feet of leasable space located in its target acquisition market for approximately $50 million. The contract to purchase is subject to various conditions, including customary closing conditions, and therefore, there can be no assurance as to when or if the transaction will be completed.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The Company reports Funds from Operations ("FFO") in addition to its net income applicable to common stockholders and net cash provided by operating activities. The Company has adopted the definition suggested by The National Association of Real Estate Investment Trusts ("NAREIT") and defines FFO to mean net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization , and after adjustments for unconsolidated joint ventures.

The Company considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure. FFO is presented to assist investors in analyzing the operating performance of the Company. It is helpful as it excludes various items included in the net income that are not indicators of the Company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization. However, FFO:
|X|  does not represent cash flows from operating  activities in accordance with
     GAAP  (which,   unlike  FFO,   generally   reflects  all  cash  effects  of
     transactions and other events in the determination of net income) and;
|X| should not be considered an alternative to net income as an indication of our performance.
FFO, as defined by us, may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition as used by such REITs.

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP has paid 139 quarters of uninterrupted dividends since its inception in 1969.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)

               URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
                NINE MONTHS AND THREE MONTHS ENDED JULY 31, 2004
                      (in thousands, except per share data)

                                                                Nine Months Ended       Three Months Ended
                                                                   July 31,                     July 31,
                                                              ------------------        ------------------
                                                                 2004          2003         2004         2003
                                                                 ----          ----         ----         ----
Revenues:
Operating rents                                               $48,465       $43,288      $15,811      $15,112
Lease termination income                                          542             -            -            -
Interest and other                                                582           833          165          301
                                                              -------        ------       ------       ------
      Total Revenues                                          $49,589        44,121       15,976       15,413
                                                              -------        ------       ------       ------

Operating Expenses:
Property expenses                                              14,693        13,040        4,877        4,476
Interest                                                        6,064         6,083        2,065        2,020
Depreciation and amortization                                   8,322         7,598        2,828        2,665
General and administrative expenses                             2,757         2,600          773          702
                                                               ------        ------       ------        ------
     Total Operating expenses                                  31,836        29,321       10,543        9,863
                                                               ------        ------       ------        -----

Operating Income before Minority Interests                     17,753        14,800        5,433        5,550

Minority Interests                                              (275)         (274)         (92)         (91)
                                                               ------        ------        -----        -----

Net Income                                                     17,478        14,526        5,341        5,459

Preferred Stock Dividends                                     (3,561)       (1,606)      (1,187)        (932)
                                                              -------       -------      -------        -----

Net Income Applicable to Common and Class A Common
Stockholders                                                  $13,917       $12,920       $4,154       $4,527
                                                              =======       =======       ======       ======

Diluted Earnings per Share:
Common                                                          $0.52         $0.48        $0.15        $0.17
                                                                =====         =====        =====        =====
Class A Common                                                  $0.57         $0.54        $0.17        $0.19
                                                                =====         =====        =====        =====

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent                                    6,782         6,551        6,843        6,584
                                                                =====         =====        =====        =====
Class A Common and Class A Common Equivalent                   18,826        18,708       18,840       18,740
                                                               ======        ======       ======       ======

Cash Dividends Paid Per Share:
Common                                                         $0.585         $0.57       $0.195        $0.19
                                                               ======         =====       ======        =====
Class A Common                                                 $0.645         $0.63       $0.215        $0.21
                                                               ======         =====       ======        =====

Reconciliation of Net Income Available to Common and
Class A Common Stockholders to Funds From Operations:
                                                             Nine Months Ended          Three Months Ended
                                                                 July 31,                    July 31,
                                                                 --------                    --------
                                                            2004           2003         2004         2003
                                                            ----           ----         ----         ----
Net Income Applicable to Common and Class A Common
Stockholders                                                  $13,917       $12,920       $4,154       $4,527

Plus: Real property depreciation                                6,372         5,734        2,170        2,037
         Amortization of tenant improvements and
         allowances                                             1,572         1,513          509          518
         Amortization of deferred leasing costs                   378           351          149          110
         Minority Interest                                        275           274           92           91
                                                                  ---           ---           --           --
Funds from Operations (Diluted)                               $22,514       $20,792       $7,074       $7,283
                                                              =======       =======       ======       ======

Net Cash Provided by Operating Activities                     $22,816       $22,338       $8,847       $8,070
                                                              =======       =======       ======       ======

Funds from Operations (Diluted) Per Share:
Common                                                          $0.82         $0.76        $0.26        $0.27
                                                                =====         =====        =====        =====
Class A Common                                                  $0.90         $0.84        $0.28        $0.30
                                                                =====         =====        =====        =====